Exhibit 10.3

CESCA THERAPEUTICS INC.

FIRST AMENDED AND RESTATED
NOMINATION AND VOTING AGREEMENT

This First Amended and Restated Nomination and Voting Agreement (this “Agreement”) is made as of April 16, 2018 by and between Cesca Therapeutics Inc., a Delaware corporation (the “Company”), and Boyalife (Hong Kong) Limited (“Investor”). The Company and the Investor are referred to herein collectively as, the “Parties”. This Agreement amends and restates that certain Nomination and Voting Agreement originally entered into by the Parties and Boyalife Investment Inc. (“Boyalife USA”) on February 13, 2016 (the “Original Agreement”).

WHEREAS, the Original Agreement was entered into pursuant to the terms of that certain Purchase Agreement by and between the Parties and Boyalife USA dated as of February 2, 2016 (the “Purchase Agreement”); and

WHEREAS, as a result of substantial changes in the ownership, capitalization, and financing of the Company subsequent to the date of the Purchase Agreement, the Board of Directors of the Company (the “Board”) and the Investor have determined that it is advisable and in the best interest of the Company and its stockholders to amend and revise the Original Agreement in the manner set forth herein; and

WHEREAS, because Boyalife USA has been dissolved and has ceased to a party to the Original Agreement, Boyalife USA is not a party hereto.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereto agree as follows:

1.     Board of Directors.

(a)     Designation of Directors. Until the termination of this Agreement pursuant to Section 2 hereof, Investor shall have the right to designate certain members to the Board (each, individually, an “Investor Designee” and, collectively, the “Investor Designees”) as follows:

(i)     At any time until the termination of this Agreement pursuant to Section 2 and subject to the provisions of Section 1(a)(iii) below, Investor shall have the right to designate a number of the members of the Board as shall be equal to (x) the Boyalife Ownership Percentage (as defined below) multiplied by (y) the total number of members of the Board. Solely for purposes of illustrating the foregoing and subject to Section 1(a)(iii) below, if the Boyalife Ownership Percentage is 40% and the Board is comprised of 5 members, then Investor would have the right to designate 2 members of the Board (i.e., 0.4 multiplied by 5 members equals 2).

(ii)     For purposes of this agreement, the “Boyalife Ownership Percentage” is an amount equal to, as of any determination date, the result obtained by dividing:

(A) the sum of (i) number of outstanding shares of common stock, par value $.001 per share, of the Company (“Common Stock”) held by the Investor, its Affiliates, and their respective successors and assigns as of the determination date plus (ii) the number of shares of Common Stock issuable pursuant to any convertible debt or preferred stock held by the Investor, its Affiliates, and their respective successors and assigns as of the determination date that is immediately convertible as of the determination date without any further payments by the holder thereof (referred to as the “Determination Date Conversion Shares”), by

(B) the sum of (i) the total number of outstanding shares of Common Stock as of the determination date plus (ii) the Determination Date Conversion Shares.

The Parties agree and acknowledge that the Boyalife Ownership Percentage is a measure that is used solely for purposes of this Agreement and is not intended to establish or be equal to any ownership percentage calculated and reported under Regulation 13D-G promulgated by the U.S. Securities and Exchange Commission or under any other provision of federal or state securities laws.

(iii)     If the calculation in Section 1(a)(i) above results in the right to designate a fractional member of the Board, then the number of members of the Board for which Investor shall have a designation right shall be rounded up, provided that if rounding up would result in designation of a majority of the Board members at a time when the Boyalife Ownership Percentage is less than 50%, then the number shall be rounded down instead. For purposes of illustrating the foregoing and not in limitation thereof, if the Boyalife Ownership Percentage is 52% at a time when there are 5 members of the Board, then Investor would have the right to designate 3 members of the Board (i.e., 0.52 multiplied by 5 members equals 2.6, which would be rounded up to 3 members). If, on the other hand, the Boyalife Ownership Percentage is 48% at a time when there are 5 members of the Board, then Investor would have the right to designate 2 members of the Board (i.e., 0.48 multiplied by 5 members equals 2.4, which would be rounded down to 2 members because the Boyalife Ownership Percentage is less than 50%).

(b)     Nothing in this Agreement shall preclude the Investor and its Affiliates from exercising any other voting rights or other rights that they may otherwise have under applicable law or otherwise with respect to the shares of Common Stock held by them. For purposes of clarity, the restrictions set forth in Section 1(b) of the Original Agreement are hereby terminated and of no further force and effect.

(c)     For purposes of his Agreement, the term “Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such person or entity, as such terms are used in and construed under Rule 405 under the Securities Act of 1933, as amended. The Parties agree, without limitation, that Boyalife Asset Holding II, Inc., a Delaware corporation, and Xiaochun (Chris) Xu shall be deemed to be Affiliates of Investor for purposes of this Agreement.

(d)     Changes in Designees. From time to time so long as Investor has the right to designate an Investor Designee, Investor, in its sole discretion, may:

(i)     notify the Company in writing of an intention to remove from the Board any incumbent Investor Designee; or

(ii)     notify the Company in writing of an intention to select a new Investor Designee to the Board (whether to replace a prior Investor Designee or to fill a vacancy in such Investor Designee Board seat).

In the event of such an initiation of a removal or selection of an Investor Designee under Section 1(a) or this Section 1(e), the Company shall take such reasonable actions as are necessary to facilitate such removals or elections, including, without limitation, soliciting the votes of the appropriate stockholders.

2.      Termination. This Agreement shall terminate upon the date on which the Boyalife Ownership Percentage first falls below twenty percent (20%).

3.      Miscellaneous.

(a)     Notices. All notices and other communications hereunder shall be in writing and shall be deemed received (a) on the date of delivery if delivered personally and/or by messenger service, (b) on the date of confirmation of receipt of transmission by facsimile (or, the first business day following such receipt if (i) the date is not a business day or (ii) confirmation of receipt is given after 5:00 p.m., Pacific Time) or (c) on the date of confirmation of receipt if delivered by a nationally or internationally recognized courier service (or, the first business day following such receipt if (i) the date is not a business day or (ii) confirmation of receipt is given after 5:00 p.m., Pacific Time), to the Parties at the addresses set forth below (or at such other address for a Party as shall be specified by like notice):

If to the Company:

Cesca Therapeutics Inc.

2711 Citrus Road

Rancho Cordova, California 95742

Attention: Chief Executive Officer

If to the Investor:

c/o Boyalife Group Ltd.

800 Jiefang Road East

Wuxi City, China 214002

(b)     Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties.

(c)     Entire Agreement; Severability. This Agreements constitutes the full and entire understanding, promise and agreement by and between the Company and the Investor with respect to the subject matter hereof, and it supersedes, merges and renders void every other prior written and/or oral understanding, promise or agreement by and between the Company and the Investor. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms, and the Parties shall use good faith to negotiate a substitute, valid and enforceable provision that replaces the excluded provision and that most nearly effects the Parties’ intent in entering into this Agreement.

(d)     Governing Law. This Agreement is being executed and delivered and is intended to be performed, in the State of California, and the laws of such state shall govern the construction, validity, enforcement and interpretation hereof, except to the extent federal laws otherwise govern the validity, construction, enforcement and interpretation hereof.

(e)     Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

(f)     Further Assurances. Each Party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and so all such other acts and things as may be necessary to more fully effectuate this Agreement.

(g)     Specific Performance. It is agreed and understood that monetary damages would not adequately compensate an injured Party for the breach of this Agreement by any Party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each Party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

(h)     Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Investor.

(i)     No Waiver. The failure or delay by a Party to enforce any provision of this Agreement will not in any way be construed as a waiver of any such provision or prevent that Party from thereafter enforcing any other provision of this Agreement. The rights granted both Parties hereunder are cumulative and will not constitute a waiver of either Party’s right to assert any other legal remedy available to it.

(j)     Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies or electronically delivered copies of signed signature pages will be deemed binding originals.

The Parties have executed this First Amended and Restated Nomination and Voting Agreement as of the date first above written.

COMPANY

CESCA THERAPEUTICS INC. a Delaware corporation

By:	/s/ Vivian Liu
Vivian Liu, Chief Operating Officer

INVESTOR

BOYALIFE (HONG KONG) LIMITED

By:	/s/ Xiaochun Xu
Name:	Xiaochun “Chris” Xu
Title:	Chairman_______________

(Signature page to First Amended and Restated Nomination and Voting Agreement)

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